Exhibit 99

[LOGO] RPC
An Oil & Gas Services Company

FOR IMMEDIATE RELEASE

       RPC, Inc. Announces Share Repurchases in the Second Quarter of 2005

ATLANTA, July 11, 2005 -- RPC, Inc. (NYSE: RES) announced today share repurchases for the second quarter of 2005 totaling 683,960 shares at an average price of $14.82 per share. The Board of Directors approved a program authorizing the repurchase of up to 5,250,000 million shares. Since the program's inception, 3,442,460 shares have been repurchased, and 1,807,540 additional shares may be purchased under this program. This program was approved on March 9, 1998 and does not have an expiration date.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's oil and gas services operating business units include Cudd Pressure Control, Patterson Services and Bronco Oilfield Services. RPC's investor Web site can be found on the Internet at http://www.rpc.net.

For information about RPC, Inc., please contact:

Ben Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
Corporate Finance
404.321.2162
jlanders@rpc.net